Exhibit 23.2

Consent of independent registered public accounting firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Petróleo Brasileiro S.A.- Petrobras (“Petrobras”) of our report dated April 26, 2017, except for the effects of discontinued operations discussed in Note 2.1.1 to the consolidated financial statements, as to which the date is December 27, 2019, relating to the revised consolidated financial statements, which appears in Petrobras’ Form 6-K furnished to the Securities and Exchange Commission on January 2, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Rio de Janeiro, January 3, 2020

/s/ PricewaterhouseCoopers Auditores Independentes.
PricewaterhouseCoopers
Auditores Independentes

PricewaterhouseCoopers, Rua do Russel 804, Edifício Manchete, 6º e 7º, Rio de Janeiro, RJ, Brasil, 22210-010,
T: +55 (21) 3232 6112, www.pwc.com.br